Exhibit 99.1

MEDCATH CONTACTS:
John T. Casey	James E. Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600

MedCath Corporation Reports Fourth Quarter Earnings

     CHARLOTTE, N.C., Nov. 20 / PRNewswire-FirstCall– MedCath Corporation (Nasdaq: MDTH), a national provider of cardiovascular services, today announced its operating results for its fourth quarter and fiscal year ended Sept. 30, 2003.

Fourth Quarter 2003 and Fiscal 2003 Results

     MedCath’s net revenue increased 30.7% to $144.4 million in the fourth quarter of fiscal 2003 from $110.5 million in the fourth quarter of fiscal 2002. Loss from operations was $56.5 million in the fourth quarter of fiscal 2003, compared to income from operations of $7.4 million in the fourth quarter of fiscal 2002. Adjusted EBITDA decreased 22.5% to $12.8 million from $16.5 million and net loss was $62.1 million, or $3.46 per diluted share in the fourth quarter of fiscal 2003, compared to net income of $1.4 million, or $0.08 per diluted share in the fourth quarter of fiscal 2002. As disclosed in previous filings with the Securities and Exchange Commission, MedCath elected Sept. 30 as its annual goodwill impairment test date. Included in these results is a $58.9 million non-cash impairment of MedCath’s goodwill expensed in the fourth quarter of fiscal 2003 in accordance with Statement of Financial Accounting Standards (SFAS) No. 142.

     For the fiscal year, MedCath’s net revenue increased 13.7% to $543.0 million from $477.6 million in fiscal 2002. Loss from operations was $33.7 million, compared to income from operations of $55.8 million in fiscal 2002. Adjusted EBITDA decreased 27.6% to $66.9 million from $92.4 million, and net loss was $60.3 million, or $3.35 per diluted share, compared to net income of $24.4 million, or $1.34 per diluted share, in fiscal 2002. The impairment of goodwill, as discussed above, had the same impact on the fiscal year results.

     “Despite the net loss incurred this quarter, operationally we are pleased with the growth in patient admissions and the related increase in procedures,” stated John T. Casey, MedCath’s president and chief executive officer. “This volume trend was a continuation of year-over-year growth from our third quarter results. Financially, this strong volume did not produce the level of earnings that we prefer due to higher medical supplies expense, an increase in bad debt expense, the expected ramp-up expenses at our newest hospitals, and the impairment of goodwill.”

     The $58.9 million non-cash expense recorded as a result of the company’s impairment of goodwill did not affect MedCath’s operations, cash flow or cash position. However, the impairment reduced net income by $58.9 million and earnings per share by $3.28 and $3.27 in the quarter and fiscal year, respectively. The majority of MedCath’s goodwill was recognized as a result of the company’s going-private transaction in 1998.

     In addition, costs related to an offering of debt securities that MedCath elected to delay and a general restructuring of MedCath’s primary loan facilities lowered fourth quarter Adjusted EBITDA by $633,000 and increased fourth quarter interest expense by $425,000. These items lowered earnings per share $0.06 in the quarter. Also during the quarter ended Sept. 30, 2003, net revenue and Adjusted EBITDA were lower by $1.2 million, or $.07 per diluted share, due to an unanticipated change in the capital cost reimbursement methodology by one of the company’s Medicare fiscal intermediaries that affected patient discharges from Aug. 11, 2003 through Sept. 30, 2003. As discussed in MedCath’s Form 10-Q for the quarter ended June 30, 2003, we received notice on Aug. 11, 2003 that the Medicare fiscal intermediary was changing its interpretation of the capital reimbursement regulations. MedCath is in active discussions with the Centers for Medicare and Medicaid Services (“CMS”) as to the appropriateness of this change in interpretation and as to its effective date.

     Expenses related to projects under development – pre-opening expenses – totaled $3.0 million in the fourth quarter of fiscal 2003, compared to $4.2 million in the fourth quarter of fiscal 2002. Adjusted EBITDA before pre-opening expenses, which management considers an important measure of MedCath’s results of recurring operations, decreased 23.6% to $15.9 million from $20.7 million.

     For the fiscal year 2003, pre-opening expenses totaled $10.1 million, compared to $8.3 million in fiscal 2002. Adjusted EBITDA before pre-opening expenses decreased 23.5% to $77.0 million from $100.7 million.

Operating Statistics

     Hospital admissions for the fourth quarter of fiscal 2003 increased 43.4% and adjusted admissions rose 44.9% from the fourth quarter of the previous fiscal year. Hospital division net revenue increased 37.6%. Same facility admissions increased 15.0%, adjusted admissions increased 12.8%, inpatient catheterization procedures increased 17.3% and inpatient surgeries increased 11.2%, all of which contributed to the increase in same facility hospital division net revenue of 12.2% during the quarter versus the prior year.

     For the year, hospital admissions increased 15.6% and adjusted admissions increased 18.8% from fiscal year 2002. Hospital division net revenue increased 19.3%. Same facility admissions declined 0.9%, adjusted admissions declined 0.1%, inpatient catheterization procedures increased 4.7%, and inpatient surgeries increased 6.4%. Same facility hospital division net revenue increased 4.6% in fiscal 2003 as compared to fiscal 2002.

Capital Expenditures and Cash Flow

     Capital expenditures for the fourth quarter of fiscal 2003 were $30.9 million compared to $42.7 million for the fourth quarter of fiscal 2002. Of the $30.9 million in capital expenditures this quarter, $20.6 million related specifically to MedCath’s development activities, compared to $34.7 million for the fourth quarter of fiscal 2002. Cash flow from operations for the fourth quarter of fiscal 2003 was $10.5 million, down from $19.5 million for the fourth quarter of fiscal 2002.

Use of Non-GAAP Financial Measures

     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses. Adjusted EBITDA represents MedCath’s net income or loss before interest expense; interest income; taxes; depreciation; amortization; gain or loss on disposal of property, equipment and other assets; impairment of goodwill; other income, net; equity in net earnings of unconsolidated affiliates; and minority interest. Adjusted EBITDA before pre-opening expenses represents Adjusted EBITDA, as defined above, adjusted to exclude costs incurred during development and prior to the opening of a facility (pre-opening expenses). MedCath’s management uses Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, and Adjusted EBITDA before pre-opening expenses, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath’s management provides Adjusted EBITDA before pre-opening expenses to investors to provide a financial measure of MedCath’s operations that excludes the effect of hospitals under development during the reporting period. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses to MedCath’s net income or loss.

     Management will discuss and answer questions regarding MedCath’s quarterly results today during an 11 a.m. EST conference call. In the United States, you may participate by dialing (800) 227-9428. International callers should dial (785) 832-1508. The conference ID for both domestic and international callers is “MedCath”. A live webcast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. EST, Nov. 27, 2003. To access the replay, domestic callers should dial (800) 283-5758 and international callers should dial (402) 220-0863. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations”, then clicking on “News”.

     MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates eleven heart hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, Texas and Wisconsin. MedCath has begun developing its twelfth and thirteenth hospitals, which will be located in San Antonio, Texas; and Lafayette, Louisiana, respectively. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.

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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

     These various risks and uncertainties are described in detail in Exhibit 99.1 — Risk Factors — to our most recent Annual Report to the Securities and Exchange Commission on Form 10-K. A copy of this annual report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, possible reductions or changes in reimbursement from government or third-party payors that would decrease our revenue, delays in completing construction or delays in or failure to receive required regulatory approvals for new hospitals, greater than anticipated losses at new hospitals during the ramp-up period, a negative finding by a regulatory organization with oversight of one of our hospitals, or material changes in the anti-kickback, physician self-referral or other fraud and abuse laws. In addition, further developments in our capital cost reimbursement dispute with CMS prior to the filing of our Form 10-K for the fiscal year ended Sept. 30, 2003 could result in a revision of the operating results reported in this release.